Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Synopsys Appoints Shelagh Glaser Chief Financial Officer

MOUNTAIN VIEW, Calif. – Nov. 29, 2022 – Synopsys, Inc. (Nasdaq: SNPS) today announced that it has appointed Shelagh Glaser as chief financial officer, effective December 2, 2022. Previous CFO Trac Pham, who announced his planned retirement in December 2021, will remain with the company through December 2022 to ensure an orderly transition.

“We are thrilled to add Shelagh to the Synopsys executive team,” said Aart de Geus, chairman and chief executive officer of Synopsys. “She brings not only an outstanding track record of financial and operational experience in both software and semiconductor industries, but superb experience scaling larger businesses while continually driving profitability. Her skills and experience, complemented by her positive energy and ability to manage complex business situations, will be a great asset to Synopsys to achieve our exciting growth ambitions.”

Glaser joins Synopsys from Zendesk, a software-as-a-service CRM company, where she served as chief financial officer for the last two years. Prior to its acquisition by a consortium led by Hellman & Friedman and Permira, she led global finance, which includes finance and strategy, accounting, corporate reporting and forecasting, as well as procurement, real estate and investor relations. Glaser serves on the board of PubMatic, a leader in the digital advertising supply chain, and is a member of the audit committee.

Prior to joining Zendesk, Glaser grew her career at Intel over 29 years, most recently as a corporate vice president of Intel’s two largest business units. She served as CFO and chief operating officer for the Data Platform Group and the Client Computing Group. She holds an MBA from Carnegie Mellon University and a bachelor’s degree in economics from the University of Michigan.

“I’m excited to join Synopsys at this pivotal time, as we build on the company’s success over the past 35 years, its strong financial foundation, and industry leadership across the business,” said Glaser. “Synopsys’ position as a catalyst for the electronics industry and the growing importance of silicon and software to an expanding array of verticals, coupled with ambitious business growth plans, drew me to this opportunity. I look forward to leveraging my financial, strategic and operational experience in scaling large businesses as we work together to achieve our ambitions.”

“We also want to particularly thank our retiring CFO, Trac Pham,” added de Geus. “In his 16 years at Synopsys, initially leading the financial planning function and for the last eight years as our CFO, Trac has not only built a great team, but he has also scaled our processes, governance, and corporate capabilities to empower the recent years of excellent growth and profitability improvement. We thank him for his willingness to work through what we expect to be an orderly transition and wish him the very best in his next endeavors.”

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As an S&P 500 company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and offers the industry’s broadest portfolio of application security testing tools and services. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing more secure, high-quality code, Synopsys has the solutions needed to deliver innovative products. Learn more at www.synopsys.com.

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